[LETTERHEAD]




     I, EDWARD J. FREEL, SECRETARY OF STATE OF
DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT
COPY OF THE CERTIFICATE OF DESIGNATION OF ""ARM FINANCIAL GROUP,
INC.'', FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF JULY, A.D.
1998, AT 9 0'CLOCK A.M.







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  STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 07/16/1998
  981277351 - 2343817

             CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS
                                    OF THE
          SERIES A FIXED/ADJUSTABLE RATE CUMULATIVE PREFERRED STOCK

                            ($200.00 Stated Value)

                                     of

                           ARM FINANCIAL GROUP, INC.

                          ---------------------------

                        Pursuant to Section 151 of the

              General Corporation Law of the State of Delaware

                          ---------------------------


    The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the ""BOARD'') OF ARM Financial Group, Inc., a Delaware corporation (hereinafter called the ""CORPORATION''), by unanimous written consent in lieu of a meeting dated as of July 14, 1998, with certain of the designations, preferences and rights having been fixed by the Pricing Committee of the Board (the ""COMMITTEE''), at a meeting on July 15, 1998, pursuant to authority delegated to it by the Board pursuant to authority delegated to it by the Board pursuant to the provisions of Section 141(c)(1) of the General Corporation Law of the State of Delaware.

         RESOLVED that, pursuant to authority expressly granted to and vested in the Committee by the Board and in the Board by provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the ""CERTIFICATE OF INCORPORATION''), the issuance of a series of Preferred Stock, par value $.01 per share (the ""PREFERRED STOCK''), which shall consist of 375,000 of the 10,000,000 shares of Preferred Stock which the Corporation now has authority to issue, is authorized, and the Board and the Committee, pursuant to the authority expressly granted to the Committee by the Board pursuant to the provisions of
     Section 141(c)(1) of the General Corporation Law of the State of Delaware and the Certificate of Incorporation, fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock as follows:

         1. DESIGNATION AND AMOUNT; FRACTIONAL SHARES. The designation for such series of the Preferred Stock authorized by this resolution shall be the Series A Fixed/Adjustable Rate Cumulative Preferred Stock, par value $.01-pershare, with a stated value of $200.00 per share (the ""Series A Fixed/Adjustable Rate Preferred Stock''). The stated value per share of Series A Fixed/Adjustable Rate Preferred Stock shall not for any purpose be considered to be a determination by the board or the Committee with respect to the capital and surplus of the Corporation. The number of shares of Series A Fixed/Adjustable Rate Preferred Stock shall be 375,000. The Series A Fixed/Adjustable Rate Preferred Stock is issuable in whole shares only.

         2.   DIVIDENDS. (a) Holders of shares of Series A Fixed/Adjustable
     Rate Preferred Stock will be entitled to receive cash dividends, when, as if declared by the Board or the Committee out of assets of the corporation legally available for payment. dividends on the Series A Fixed/ Adjustable Rate Preferred Stock, calculated as a percentage of the stated value, will be payable quarter on March 15, June 15, September 15 and December 15 of each year (each a ""DIVIDEND PAYMENT DATE''), commencing September 15, 1998. From the date of issuance of the Series A Fixed/ Adjustable Rate Preferred Stock and continuing through June 15, 2003, the rate of such dividend will be 5.575% per annum. After June 15, 2003, dividends on the Series A Fixed/Adjustable Rate Preferred Stock will be payable quarterly on each dividend payment date at the Applicable Rate
     (as defined in paragraph 3) from time to time in effect. The Applicable Rate per annum for any dividend period beginning on or after June 15, 2003 will be equal to .625% plus the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity
     Rate (each defined in paragraph 3), as determined in advance of such dividend period. The Applicable Rate per annum for any dividend period beginning on or after June 15, 2003 will not be less than 6.05% not greater than 12.05% (without taking into account any adjustments set forth in paragraph 2(b).

              Dividends on shares of the Series A Fixed/Adjustable Rate Preferred Stock will be cumulative from the date of initial issuance of such shares of Series A Fixed/Adjustable Rate Preferred Stock. Dividends will be payable, in arrears, to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board or the Committee. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be calculated on the basis of a 360-day year of twelve 30-day months. No dividends may be declared or paid or set apart for payment on any Parity Preferred Stock (as defined in paragraph 10(b)) with regard to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series A Fixed/Adjustable Rate Preferred

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                                      3



     Stock, like dividend for all dividend payment periods of the Series A Fixed/Adjustable Rate Preferred Stock ending on or before the dividend payment date of such Parity Preferred Stock ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such Parity Preferred Stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series A Fixed/Adjustable Rate Preferred Stock next preceding such dividend payment date, on the other hand.

               Except as set forth in the preceding sentence, unless full cumulative dividends on the Series A Fixed/Adjustable Rate Preferred Stock have been paid, no dividends (other than in common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Fixed/Adjustable Rate Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a party with the Series A Fixed/Adjustable rate Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; PROVIDED, HOWEVER, that any moneys theretofore deposited in any sinking fund with respect any preferred stock of the Corporation in compliance with the provision of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Series A Fixed /Adjustable Rate Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation PROVIDED that any such junior or parity Preferred Stock or Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Series A Fixed/Adjustable Rate Preferred Stock as to dividends.

          (b) If at any times prior to January 15, 2000, one or more amendments to the Internal Revenue Code of 1986, as amended (the CODE"), are enacted which reduce the percentage of the dividends received deduction (currently 70%) as specified in Section 243(a)(1) of the Code or any successor provision (the "DIVIDENDS RECEIVED PERCENTAGE"), the amount of each dividend (if declared) on each share of the Series A Fixed/Adjustable Rate Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable determined as described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD FORMULA"), and rounding the result to the nearest cent (with one-half cent rounded up):


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                                      4



                                  1-[35(1-70)]
                                  _____________
                                  1-[35(1-DRP)]

          For the purpose of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; PROVIDED, HOWEVER, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, the DRP shall equal
     50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in Section 243(a)(1) of the Code, or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, in the event that, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such an amendment does not apply to dividends payable on the Series A Fixed/Adjustable Rate Preferred Stock, then any such amendment will not results in the adjustment provided for pursuant to the DRD Formula. The opinion reference in the previous sentence will be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation

          If any such amendment to the Code is enacted after the dividend payable on a Dividend Payment Date has been declared, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, additional dividends (the "POST DECLARATION DATE DIVIDENDS") equal to the excess, if any, of (x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend Received Percentage and .50) applicable to the dividend in question over
     (y) the dividend paid by the Corporation on such Dividend Payment Date, will be payable (if declared) to holders of Series A Fixed/Adjustable Rate Preferred stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Fixed/Adjustable Rate Preferred Stock is called for redemption prior to such record date, to holders of Series A Fixed/Adjustable Rate Preferred Stock on the redemption date, as the case may be, in addition to any other amounts payable on such date. Notwithstanding the foregoing provisions, if with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend so payable on the Series A Fixed/Adjustable Rate Preferred Stock, then such amendment will not result in the



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                                       5


     payment of Post Declaration Date Dividends. The opinion referenced in the previous sentence will be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

          If any such amendment to the Code is enacted and the reduction in the Dividends Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Fixed/Adjustable Rate Preferred Stock (each, an "AFFECTED DIVIDEND PAYMENT DATE"), the Corporation will pay (if declared) additional dividends (the "RETROACTIVE DIVIDENDS") to holders of Series A Fixed/Adjustable Rate Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, to holders of Series A Fixed/Adjustable Rate Preferred Stock on the record date following the date of enactment) or, if the Series A Fixed/Adjustable Rate Preferred Stock is called for redemption prior to such record date, to holders of Series A Fixed/Adjustable Rate Preferred Stock on the redemption date, as the case may be, in an amount equal to the excess of (x) the product of the sum of the dividends paid by the Corporation on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends Received Percentage and .50) applied to each Affected Dividend Payment Date over (y) the sum of the dividends paid by the Corporation on each Affected Dividend Payment Date. The Corporation will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series A Fixed/Adjustable Rate Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence will be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

          Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation will be made, and no Post Declaration Date Dividends or Retroactive Dividends will be payable by the Corporation, in respect of the enactment of any amendment to the Code at any time on or after January 15, 2000 that reduces the Dividends Received Percentage.

          In the event that the amount of dividends payable per share of the Series A Fixed/Adjustable Rate Preferred Stock is adjusted pursuant to the DRD Formula

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                                       6


     and/or Post declaration Date dividends or Retroactive Dividends are to be paid, the corporation will give notice of each such adjustment and if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of records as they appear on the stock books of the Corporation on such record date, not more than 60 days nor less than 10 days preceding the payment date thereof as shall be fixed by the Board or the Committee.

          Unless the context otherwise requires references herein to dividends include dividends as adjusted by the DRD Formula, Post Declaration Date Dividends and Retroactive Dividends. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, will be final and not subject to review absent manifest error.

          If the Dividends Received Percentage is reduced 50% or less prior to January 15,200, the Corporation may at its option, redeem the Series A Fixed/Adjustable Rated Preferred Stock as a whole but not in part as described in paragraph 7 hereof.

     3. APPLICABLE RATE Except as provided above in paragraph 2, the "APPLICABLE RATE" per annum for any dividend period beginning on or after June15,2003 will be equal to .625% plus the Effective Rate (as defined herein), but not less than 6.05% nor greater that 12.05% (without taking into account any adjustment as described in paragraph 2(b)). The "EFFECTIVE RATE" for any dividend period beginning on or after Jun 15, 2003 will be equal to the highest of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate (each as defined herein) for such dividend period. If the Corporation determines in good faith that for any reason; (i) any one of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate cannot be determined for any dividend period beginning on or after June 15, 2003, then the Effective Rate for such dividend period will be equal to the higher of whichever two of such rates can be so determined; (ii) only Year Constant Maturity Rate can be determined for any dividend period beginning on or after June 15, 2003, then the Effective Rate for such dividend period will be equal to whichever such rates can so be determined; or
     (iii) none of the Treasury Bill Rate, the Ten-Year Constant Maturity Rate or the Thirty-Year Constant Maturity Rate can be determined for any dividend period beginning on or after June 15, 2003, then the Effective Rate for the preceding dividend period will be continued for such dividend period.

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                                       7

          The "TREASURY BILL RATE" for each dividend period will be the arithmetic average of the tow most recent weekly per annum market discount rate (or the one weekly per annum market discount rate if only one such rate is published during the relevant Calendar Period (as defined herein) for three- month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined herein) during the Calendar Period immediately preceding the tenth calendar day preceding the dividend period for which the dividend rate on the Series A Fixed/Adjustable Rate Preferred Stock is being determined.

          The "TEN-YEAR CONSTANT MATURITY RATE" for each dividend period will be the arithmetic average of the two most recent weekly per annum Ten-Year Average Yields (as defined herein)(or the one weekly per annum Ten-Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the tenth calendar day preceding the dividend period for which the dividend rate on the Series A Fixed/Adjustable Rate Preferred Stock is being determined.

          The "THIRTY-YEAR CONSTANT MATURITY RATE" for each dividend period will be the arithmetic average of the two most recent weekly per annum Thirty-Year Average Yields (as defined herein) (or the one weekly per annum Thirty-Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the tenth calendar day preceding the dividend period for which the dividend rate on the Series A Fixed/Adjustable Rate Preferred Stock is being determined.

          If the Federal Reserve Board does not publish a weekly annum market discount rate, Ten-Year Average Yield or Thirty-Year Yield during any applicable Calendar Period, then the Treasury Bill Rate, Ten-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate, as the case may be, for such dividend period will be the arithmetic average of the two most recent weekly per annum market discount rates for three-month U.S. Treasury bill, Ten-Year Average Yields or Thirty-Year Average Yields, as the case may be (or the one weekly per annum rate, if only one such rate is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If any such rate is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period then the Treasury Bill Rate, Ten-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate for such dividend period will be the arithmetic of the tow most recent weekly per annum (i) in the case of the Treasury Bill Rate, market discount rate (or the one weekly
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                                       8

     per annum market discount rate, if only such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, and (ii) in the case of the Ten-Year Constant Maturity Rate, average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined herein) then having remaining maturities of not less than eight nor more than twelve years, and (iii), in the case of the Thirty-Year Constant
     Maturity Rate, average yield to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty-eight nor more than thirty years, in each case as published during such Calendar Period by the Federal Reserve or, if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Corporation. If the Corporation determines in god faith that for any reason (i) no such U.S. Treasury bill rates are published as provided above during such Calendar Period or (ii) the Corporation cannot determine the Treasury Bill Rate for any dividend period; then the Treasury Bill Rate for such dividend period will be the arithmetic average of the per annum market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in U.S. Government securities selected by the Corporation. If the Corporation determines in good faith that for any reason the Corporation cannot determine the Ten-Year Constant Maturity Rate or Thirty-Year Constant Maturity Rate for any dividend period as provided above, then the applicable rate for such dividend period will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date (i) in the case of the Ten-Year Constant Maturity Rate, not lessthan eight nor more than twelve years from the date of each such quotation, and (ii) in the case of the Thirty-Year Constant Maturity Rate, not less than twenty-eight nor more than thirty years from the date of date of each such quotation, in each case as chosen and quoted daily for each business day in New
     York City (or less frequently if daily quotations are not generally available) to the Corporation by at least three recognized dealers in the United States.


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                                       9


          The Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Thirty-Year Constant Maturity Rate will each be rounded to the nearest five hundredth of percent, with .025% being rounded upward.

          The Applicable Rate with respect to each dividend period beginning on or after June 15, 2003 will be calculated as promptly as practicable by the Corporation according to the appropriate method described above. The Corporation will cause notice of each Applicable Rate to be given to the holders of Series A Fixed/Adjustable Rate Preferred Stock when payment is made of the dividend for the immediately preceding dividend period.

          As used in this paragraph 3, the term "CALENDAR PERIOD" means a period of fourteen calendar days; the term "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System; the term "SPECIAL SECURITIES" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provided tax benefits to the holder and are priced to reflect such tax benefits or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "TERM-YEAR AVERAGE YIELD" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten year); and the term "THIRTY-YEAR AVERAGE YIELD" means the average yield to maturity for activity traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

          4. "LIQUIDATION PREFERENCE". The shares of Series A Fixed/Adjustable Rate Preferred Stock shall rank, as to liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other class of stock of the Corporation ranking junior to the Series A Fixed/Adjustable Rate Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of the Series A Fixed/Adjustable Rate Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to $200.00 per share (the "LIQUIDATION PREFERENCE" of a share of Series A Fixed/Adjustable Rate Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of Series A Fixed/Adjustable Rate Preferred Stock to the date of final distribution. The holders of the Series A Fixed/Adjustable Rate Preferred Stock will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of stock of the Corporation ranking senior to the Series A Fixed/Adjustable Rate Preferred Stock as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of Series A Fixed/Adjustable Rate Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be sufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amount which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.


         5. CONVERSION. The Series A Fixed/Adjustable Rate Preferred Stock is not convertible into shares of any other class or series of stock of the Corporation.


         6.   VOTING RIGHTS. The holders of shares of Series A
     Fixed/Adjustable Rate Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware, and except as follows:


              (a) Whenever, at any time or times, dividends payable on the shares of Series A Fixed/Adjustable Rate Preferred Stock or on any Parity Preferred Stock shall be in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the holders of the outstanding shares of Series A Fixed/Adjustable Rate Preferred Stock shall have the right, with holders of shares of any one or more other class or series of stock upon which like voting rights have been conferred and are exercisable (voting together as a class) to elect two of the authorized number of members of the Board at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders until such arrearages have been paid or set apart for payment, at which time such right shall terminate except as herein or by law expressly provided subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series A Fixed/Adjustable Rate Preferred Stock as a class to vote for directors as herein provided, the term of office of all directors then in office elected by the holders of shares of Series A Fixed/Adjustable Rate Preferred Stock shall terminate immediately.

     Any director who shall have been so elected pursuant to this paragraph may be removed at any time, either with or without cause. Any vacancy thereby created may be filled only by the affirmative vote of the holders of shares of Series A Fixed/Adjustable Rate Preferred Stock voting separately as a class (together with the holders of shares of any other class or series of stock upon which like voting rights have been conferred and are exercisable). If the office of any director elected by the holders of shares of Series A Fixed/Adjustable Rate Preferred Stock voting as a class becomes vacant for any reason other than removal from office as aforesaid, the remaining director elected pursuant to this paragraph may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series A Fixed/Adjustable Rate Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of preferred stock having like voting rights being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).


         (b) So long as any shares of Series A Fixed/Adjustable Rate Preferred Stock remain outstanding, the consent of the holders of at least two-thirds of the shares of Series A Fixed/Adjustable Rate Preferred
     Stock outstanding at the time and all other classes or series of stock upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or any any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following.


              (i) the issuance or increase of the authorized amount of any class or series of shares ranking prior (as that term is defined in paragraph 10(a) hereof) to the shares of the Series A
          Fixed?Adjustable Rate Preferred Stock or


              (ii) the amendment, alteration repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Certificate of Incorporation (including this resolution or any provisions hereof) that would materially and adversely affect any power, preference, or special right of the shares of Series A Fixed?Adjustable Rate Preferred Stock or of the holders thereof;


     PROVIDED, HOWEVER, that any increase in the amount of authorized Common Stock or authorized Preferred Stock or any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of other series of Common Stock or Preferred Stock in each case ranking on a parity with or junior to the shares of Series A Fixed?Adjustable Rate Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.


              (c) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Fixed?Adjustable Rate Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.


         7. REDEMPTION. The shares of the Series A Fixed/Adjustable Rate Preferred Stock may be redeemed at the option of the Corporation, as a whole, or from time to time in part, at any time, upon not less than thirty nor more than sixty days' prior notice mailed to the holders of the shares to be redeemed at their addresses as shown on the stock books of the Corporation; PROVIDED, HOWEVER, that shares of the Series A Fixed/Adjustable Rate Preferred Stock shall not be redeemable prior to June 15, 2003, except as stated below. Subject to the foregoing, on or after such date, shares of the Series A Fixed/Adjustable Rate Prefrerred Stock are redeemable at $200.00 per share plus accrued and unpaid dividends (whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage) from the immediately preceding Dividend Payment Date to the date fixed for redemption (but without any accumulation for unpaid dividends for prior dividend periods on the Series A Fixed/Adjustable Rate Preferred Stock).


         If full cumulative dividends on the Series A Fixed/Adjustable Rate Preferred Stock have not been paid, the Series A Fixed/Adjustable Rate Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series A Fixed/Adjustable Rate Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Fixed/Adjustable Rate Preferred Stock. If fewer than all outstanding shares of Series A Fixed/Adjustable Rate Preferred Stock are to be redeemed, the Corporation will select those to be redeemed by lot or a substantially equivalent method.


         If a notice of redemption has been given pursuant to this paragraph 7 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rate benefit of the holders of the shares of Series A Fixed/Adjustable Rate Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation an unclaimed a the end of two years form the redemption date shall revert to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.


         Notwithstanding the foregoing provisions, if at any time prior to January 15, 2000, one or more amendments to the Code are enacted that reduce the Dividends Received Percentage to 50% or less, and as a result, the amount of dividends of the Series A Fixed/Adjustable Rate Preferred Stock payable on any Dividend Payment Date may be adjusted upwards as described above in paragraph 2, the Corporation, at its option, may redeem all, but not less than all, of the outstanding share of the Series A Fixed/Adjustable Rate Preferred Stock, provided that, within sixty days of the date on which an amendment to the Code is enacted that reduces the Dividends Received Percentage to 50% or less, the Corporation sends notice to holders of the Series A Fixed/Adjustable Rate Preferred Stock of such redemption. Any redemption of the Series A Fixed/Adjustable Rate Preferred Stock will be at a redemption price of $204.00 per share (equivalent to $31.00 per depositary share), plus accrued and unpaid dividends (whether or not declared and including any increase in dividends payable due to changes in the Dividends Received Percentage) from the immediately preceding Dividends Payment Date or the date of original issuance of the Series A Fixed/Adjustable Rate Preferred Stock, as the case may be, to the date fixed for redemption (but without any accumulation for unpaid dividends for prior dividend periods on the Series A Fixed/Adjustable Rate Preferred Stock).


         8. AUTHORIZATION AND ISSUANCE OF OTHER SECURITIES. No consent of the holders of the Series A Fixed/Adjustable Rate Preferred Stock shall be required for (a) the creation of any kind of the Corporation (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior as to dividients or upon liquidation, dissolution or winding up to the Series A Fixed/Adjustable Rate Preferred Stock or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease of change in the par value thereoif or in any other terms thereof.

         9. AMENDMENT OF RESOLUTION. The Board and the Committee each reserves the right by subsequent amendment of this resolution from time to time to increase or decrease the number of shares that constitute the Series A Fixed/Adjustable Rate Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation.

        10. RANK. For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

              (a) prior to shares of the Series A Fixed/Adjustable Rate Preferred Stock, either as to divides or upon liquidation, dissolutionor winding up, or both, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series A Fixed/Adjustable Rate Preferred Stock,

              (b) on a parity with shares of the Series A Fixed/Adjustable Rate Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemptionor liquidation prices per share thereof be different from those of the Series A Fixed/Adjustable Rate Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution, or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Fixed/Adjustable Rate Preferred Stock (the term ""PARTY PREFERRED STOCK'' being used to refer to any stock ona parity with the shares of Series A Fixed/Adjustable Rate Preferred Stock, either asto dividends or upon liquidation, dissolution or winding up or both as the context may require), and


              (c) junior to shares of the Series A Fixed/Adjustable Rate Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up or both. If such class shall be Common Stock or if the holders of the Series A Fixed/Adjustable Rate Preferred Stock shall be entitled to the receipt of dividends r of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

         The Series A Fixed/Adjustable Rate Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, to the Common Stock and on a parity with the Corporation 9-1/2% Cumulative Perpetual Preferrer Stock, with a liquidation value of $200.00 per share.

         IN WITNESS WHEREOF, ARM Financial Group, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by Martin
H. Ruby, its Chairman of the Board of Directors and Chief Executive officer (Principal Executive Officer), and attested by Robert H. Scott, its Executive Vice President, General Counsel and Secretary, this 16th day of July, 1998.

                                   ARM FINANCIAL GROUP, INC.

                                   By: /s/ Martin H. Ruby
                                       -----------------------
                                   Name:  Martin H. Ruby
                                   Title: Chairman of the Board of Directors
                                          and Chief Executive Officer
                                          (Principal Executive Officer)

[SEAl]


Attest:


/s/ P A Scott
-------------------------